Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Elects Phil D. Wedemeyer to Board of Directors

HOUSTON, TX, APRIL 20, 2015 — Willbros Group, Inc. (NYSE: WG) announced today that its Board of Directors elected Phil D. Wedemeyer to the Willbros Board on April 17, 2015. Mr. Wedemeyer retired as a partner from Grant Thornton LLP, an international accounting firm and also served in various capacities with the Public Company Accounting Oversight Board (“PCAOB”), including serving as Director, Office of Research and Analysis and as a Deputy Director, Division of Registration and Inspection. Prior to his service with PCAOB, Mr. Wedemeyer was with Arthur Andersen SC for over 31 years, including 22 years as a partner. Mr. Wedemeyer also serves as a director of publicly-traded Atwood Oceanics, Inc. and Trinity Steel Fabricators, a privately held fabricator of structures and vessels. He is a member of the Deloite Audit Quality Advisory Council and is a licensed Certified Public Accountant. Mr. Wedemeyer’s more than 35 years of public accounting firm experience and service with the PCAOB and the Auditing Standards Board of the AICPA will provide the Board with extensive accounting and financial expertise.

John T. McNabb, II, Chairman and Chief Executive Officer, commented, “Phil Wedemeyer brings valuable accounting and financial expertise to Willbros. He is a highly regarded accounting and audit professional. We welcome him to the Board and look forward to his contribution to our Audit Committee and the overall oversight of Willbros.”

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

###

1 of 1 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038